                                                                EXHIBIT 10(eeee)


                                   AGREEMENT

                 AGREEMENT, made as of July 31, 1995, by and between HANGER ORTHOPEDIC GROUP, INC. (the "Company"), 7700 Old Georgetown Road, Bethesda, Maryland 20814, and RONALD J. MANGANIELLO ("RJM") 389 West Road, New Canaan, Connecticut 06840.

                 WHEREAS, RJM has been serving as Chairman of the Board and Chief Executive Officer of the Company since 1989;

                 WHEREAS, RJM has determined to submit, and the Company is agreeable to accept, his resignation from such positions; and

                 WHEREAS, RJM and the Company each wish to enter into an agreement regarding RJM's future relationship with the Company that is different in terms from the provisions in RJM's Employment Agreement with the Company dated May 16, 1994.

                 WHEREAS, RJM and the Company both waive the requirement contained in the Employment and Non-Compete Agreement dated May 16, 1994 and RJM to give the Company not less than three months notice.

                 IT IS NOW, THEREFORE, hereby agreed as follows:

                 1. RJM will, simultaneously with the execution of this Agreement, submit his resignation as Chairman of the Board and Chief Executive Officer of the Company, said resignation will be effective as of the close of business on July 31, 1995.

                 2. RJM will remain a director of the Company until the next Annual Meeting of Shareholders, unless determined otherwise by the shareholders. Whether RJM will be a member of the slate of directors presented to the shareholders at the Company's next Annual Meeting will be determined by the Board in accordance with its normal procedures.

                 3. RJM will be retained by the Company as an independent consultant at his current base annual compensation from August 1, 1995 through July 31, 1996 subject to the conditions set forth herein. For the period from August 1, 1995 through January 31, 1996, RJM's retention and payment is guaranteed. For the period from February 1, 1996 through July 31, 1996, RJM's retention and payment will be contingent upon his availability to the Company for reasonable assignments as requested by the Company relating to possible acquisitions or other corporate financing activities. RJM shall receive at least ten (10) days advance notice of such assignments and the Company agrees to consider in good faith the opinion of RJM as to the nature and timing of such assignments. Such assignments shall cumulatively be for no more than one week duration per quarter unless the assignment relates to a fee-based transaction pursuant to Paragraphs 4 or 5 hereof. If, during this period, RJM is, in the reasonable business judgment of the Board, not available to perform such assignments in a timely fashion or if RJM is engaged in business activities or conduct that, in the reasonable business judgment of the Board, are adversarial or detrimental to the business or business prospects of the Company, the Board reserves the right to terminate the consulting arrangement upon written notice to RJM. The nature of any assignments given to RJM during this consulting period must be approved by the Board.

                 4. If a transaction, initiated by RJM subsequent to July 31, 1995, results in a sale of the Company, or any portion thereof, RJM will be paid a fee to be negotiated with the Board at the time a transaction opportunity is presented by RJM to the Company. The fee will be in accordance with generally accepted industry standards for comparable transactions.

                 5. If the Company consummates an acquisition introduced by RJM subsequent to July 31, 1995, or if RJM is instrumental in raising capital for the Company, the Company will pay RJM a fee to be negotiated with the Board on a case-by-case basis prior to any substantive discussions with the proposed acquisition company or source of financing. Such fee will be in accordance with generally accepted industry standards for comparable transactions.

                 6. With respect to any activities encompassed by Paragraphs 4 and 5 above, RJM will serve at the direction of the Company's Chief Executive Officer and/or the Board and the fee arrangement would not be applicable to a transaction with any company with which the Company has had prior discussions about sale, acquisition or merger of a material nature, or which is part of the Company's acquisition candidate file as of July 31, 1995.

                 7. RJM will continue to receive the health benefits he is currently receiving through January 31, 1996. RJM will then be eligible to pay for such benefits through COBRA. RJM will, beginning August 1, 1995, reimburse the Company for automobile lease payments made on his behalf. RJM will be paid a $1,000 per month expense allowance from August 1, 1995 through January 31, 1996.

                 8. RJM will be reimbursed for any pre-approved business expenses he incurs in fulfilling his obligations as a consultant when conducting business performed at the direction of the Company.

                 9. Stock options previously granted to RJM by the Company will continue to vest during the period RJM is consulting with the Company pursuant to this Agreement. If the consulting arrangement is terminated pursuant to Paragraph 3 hereof, the vesting of options will also cease at the time of termination. RJM will have six (6) months from the end of the consulting period to exercise the options.

                 10. This Agreement supersedes the Employment Agreement between RJM and the Company dated May 16, 1994 and the parties hereto agree that this Agreement, which can only be amended in writing, shall control the relationship between RJM and the Company subsequent to July 31, 1995, with the exception that the provisions of Paragraph 5 relating to non-competition and Paragraph 6 relating to Confidential Information shall remain in full force and effect during the term of RJM's consulting period.

                 11. The Company agrees to indemnify RJM for any past, present or future claims and related expenses to defend such claims brought against RJM if such claims are related to his duties carried out in his capacity of employee or director.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this date first above written.



Attest (Seal):                             HANGER ORTHOPEDIC GROUP, INC.



RICHARD A. STEIN                           By: IVAN R. SABEL
-----------------------------                 ----------------------------
Richard A. Stein                               Ivan R. Sabel
Secretary                                      President



                                           RONALD J. MANGANIELLO
                                           -------------------------------
                                           Ronald J. Manganiello






                                       3